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Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: MICHAEL N. KENNEDY
1600 BROADWAY, SUITE 2200	MANAGER—INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL GIVES NOTICE OF ACCELERATED EXPIRATION
OF SUBSCRIPTION WARRANTS

        DENVER, COLORADO—April 8, 2005—Forest Oil Corporation (Forest) (NYSE:FST) announced today that it is giving notice that it is accelerating the expiration date of its subscription warrants (CUSIP No. 34609114-3 and CUSIP No. 34520613-0). Under the terms of the subscription warrants originally set to expire on March 20, 2010, Forest can accelerate the expiration date if Forest's common stock closed at $37.50 per share or higher for 30 consecutive trading days. Having satisfied that requirement, Forest has elected to accelerate the expiration date. On April 7, 2005, Forest had 1,752,355 subscription warrants outstanding which are held by 12 holders of record. Each subscription warrant entitles the holder to purchase 0.8 shares of Forest's common stock for $10.00, or an equivalent share price of $12.50.

        The new expiration date is May 9, 2005. Subsequent to this date, Forest will have no warrants outstanding.

        Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, New Mexico, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.forestoil.com.

April 8, 2005

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FOREST OIL GIVES NOTICE OF ACCELERATED EXPIRATION OF SUBSCRIPTION WARRANTS